UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2013

TRI-COUNTY FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	0-18279	52-1652138
(State or other Jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3035 Leonardtown Road, Waldorf, Maryland 20601
(Address of principal executive offices)

 (301) 645-5601
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On April 23, 2013, Tri-County Financial Corporation (the “Company”), the holding company for Community Bank of Tri-County (the “Bank”), and the Bank amended the Supplemental Executive Retirement Plan agreements with each of William Pasenelli and Gregory C. Cockerham to eliminate a tax-indemnification provision that could be triggered in connection with a change in control.  These amendments replace the tax-indemnification provision with a provision that would reduce any benefits otherwise payable under the agreements if the payments would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”),  in connection with a change of control.

On April 23, 2013, Mr. Pasenelli entered into an amendment to his existing employment agreement with the Bank.  The amendment reflects Mr. Pasenelli’s position as President of the Bank.  It also modifies the severance payment due to Mr. Pasenelli if the Bank terminates his employment for a reason other than “cause” or in connection with or within 12 months following a change in control.  In these situations, the Bank will pay Mr. Pasenelli a severance payment equal to three times his annual base salary and three times the most recent annual incentive compensation payment made to him.  The severance benefit would be made to Mr. Pasenelli in a single lump sum within 10 days of Mr. Pasenelli’s termination of employment.  The amendment also clarifies the ordering of any reduction of payments necessary under the agreement to ensure that all payments made to Mr. Pasenelli in connection with a change in control do not exceed the limit imposed under Section 280G of the Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-COUNTY FINANCIAL CORPORATION

Date: April 26, 2013	By:	/s/ William J. Pasenelli
William J. Pasenelli
President and Chief Financial Officer